UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 13G
UNDER THE SECURITIES EXCHANGE ACT OF 1934
(Amendment No. 1)*

NETLIST, INC.
(Name of Issuer)

Common Stock, par value $0.001 per share
(Title of Class of Securities)

64118P109
(CUSIP Number)

December 31, 2015
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)
☑	Rule 13d-1(c)
☐	Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosure provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of the section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.	64118P109

1	NAME OF REPORTING PERSONS Drawbridge Special Opportunities Fund LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 2,648,351
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 2,648,351
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,648,351
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 5.0%*
12	TYPE OF REPORTING PERSON PN

*
All percentages of Common Stock outstanding contained herein are based on 53,002,714 shares outstanding, calculated based on 50,354,363 shares outstanding as of October 31, 2015, as reported by the Issuer on Form 10-Q, filed with the SEC on November 10, 2015, and including 2,648,351 shares issuable upon exercise of the warrants as described herein.

CUSIP No.	64118P109

1	NAME OF REPORTING PERSON Drawbridge Special Opportunities GP LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 2,648,351*
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 2,648,351*
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,648,351*
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 5.0%
12	TYPE OF REPORTING PERSON OO

*	Solely in its capacity as the general partner of Drawbridge Special Opportunities Fund LP.

CUSIP No.	64118P109

1	NAME OF REPORTING PERSON Fortress Principal Investment Holdings IV LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 2,648,351*
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 2,648,351*
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,648,351*
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 5.0%
12	TYPE OF REPORTING PERSON OO

*	Solely in its capacity as the managing member of Drawbridge Special Opportunities GP LLC.

CUSIP No.	64118P109

1	NAME OF REPORTING PERSON Drawbridge Special Opportunities Advisors LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 2,648,351*
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 2,648,351*
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,648,351*
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 5.0%
12	TYPE OF REPORTING PERSON OO

*	Solely in its capacity as the investment manager of Drawbridge Special Opportunities Fund LP.

CUSIP No.	64118P109

1	NAME OF REPORTING PERSON FIG LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 2,648,351*
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 2,648,351*
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,648,351*
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 5.0%
12	TYPE OF REPORTING PERSON OO

*	Solely in its capacity as the holder of all of the issued and outstanding interests of Drawbridge Special Opportunities Advisors LLC.

CUSIP No.	64118P109

1	NAME OF REPORTING PERSON Fortress Operating Entity I LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 2,648,351*
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 2,648,351*
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,648,351*
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 5.0%
12	TYPE OF REPORTING PERSON PN

*	Solely in its capacity as the holder of all of the issued and outstanding interests of FIG LLC and Fortress Principal Investment Holdings IV LLC.

CUSIP No.	64118P109

1	NAME OF REPORTING PERSON FIG Corp.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 2,648,351*
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 2,648,351*
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,648,351*
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 5.0%
12	TYPE OF REPORTING PERSON CO

*	Solely in its capacity as the general partner of Fortress Operating Entity I LP.

CUSIP No.	64118P109

1	NAME OF REPORTING PERSON Fortress Investment Group LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 2,648,351*
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 2,648,351*
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,648,351*
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 5.0%
12	TYPE OF REPORTING PERSON OO

*	Solely in its capacity as the holder of all of the issued and outstanding shares of FIG Corp.

CUSIP No.	64118P109

Item 1(a)	Name of Issuer

The name of the issuer is Netlist, Inc. (the “Issuer”).

Item 1(b)	Address of Issuer’s Principal Executive Offices

The Issuer’s principal executive offices are located at 51 Discovery, Suite 150, Irvine, California 92618.

Item 2(a)	Name of Person Filing

(i)	Drawbridge Special Opportunities Fund LP, a Delaware limited partnership, directly and indirectly owns warrants to acquire shares of common stock of the Issuer as described herein;

(ii)	Drawbridge Special Opportunities GP LLC, a Delaware limited liability company, is the general partner of Drawbridge Special Opportunities Fund LP;

(iii)	Fortress Principal Investment Holdings IV LLC, a Delaware limited liability company, is the managing member of Drawbridge Special Opportunities GP LLC;

(iv)	Drawbridge Special Opportunities Advisors LLC, a Delaware limited liability company, is the investment manager of Drawbridge Special Opportunities Fund LP;

(v)	FIG LLC, a Delaware limited liability company, is the holder of all of the issued and outstanding interests of Drawbridge Special Opportunities Advisors LLC;

(vi)	Fortress Operating Entity I LP, a Delaware limited partnership, is the holder of all of the issued and outstanding interests of FIG LLC and Fortress Principal Investment Holdings IV LLC;

(vii)	FIG Corp., a Delaware corporation, is the general partner of Fortress Operating Entity I LP; and

(viii)	Fortress Investment Group LLC, a Delaware limited liability company, is the holder of all of the issued and outstanding shares of FIG Corp.

The foregoing persons are collectively referred to as the “Reporting Persons.”  Any disclosures herein with respect to persons other than the Reporting Persons are made on information and belief after making inquiry to the appropriate party.

The Joint Filing Agreement among the Reporting Persons to file this Amendment No. 1 to Schedule 13G jointly in accordance with Rule 13d-1(k) of the Exchange Act was filed as Exhibit 99.1 to the Schedule 13G, filed July 29, 2013 and is incorporated herein by reference.

Item 2(b)	Address of Principal Business Office or, if None, Residence

The address of the business office of each of the reporting Persons is c/o Fortress Investment Group LLC, 1345 Avenue of the Americas, 46th Floor, New York, New York 10105, Attention:  Chief Compliance Officer.

Item 2(c)	Citizenship

Each of Drawbridge Special Opportunities GP LLC, Fortress Principal Investment Holdings IV LLC, Drawbridge Special Opportunities Advisors LLC, FIG LLC, and Fortress Investment Group LLC is a limited liability company organized under the laws of the State of Delaware.  Each of Drawbridge Special Opportunities Fund LP, and Fortress Operating Entity I LP is a limited partnership organized under the laws of the State of Delaware.  FIG Corp. is a corporation organized under the laws of the State of Delaware.

Item 2(d)	Title of Class of Securities

Common Stock, par value $0.001 per share (“Common Stock”).

Item 2(e)	CUSIP Number

64118P109

Item 3.	If This Statement is Filed Pursuant to Rules 13d-1(b) or 13D-2(b) or (c), Check Whether the Person Filing is a:

(a)	☐	Broker of dealer registered under Section 15 of the Exchange Act.

(b)	☐	Bank as defined in Section 3(a)(6) of the Exchange Act.

(c)	☐	Insurance company as defined in Section 3(a)(19) of the Exchange Act.

(d)	☐	Investment company registered under Section 8 of the Investment Company Act.

(e)	☐	An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E).

(f)	☐	An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F).

(g)	☐	A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G).

(h)	☐	A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act.

(i)	☐	A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act.

(j)	☐	A non-U.S. institution in accordance with Rule 240.13d-1(b)(1)(ii)(J).

(k)	☐	Group, in accordance with Rule 13d-1(b)(1)(ii)(K).

If filing as a non-U.S. institution in accordance with Rule 240.13d-1(b)(1)(ii)(J), please specify the type of institution:  ___________________________________

Item 4.	Ownership

The percentages used in this Item 4 are based on 53,002,714 shares outstanding, calculated based on 50,354,363 shares outstanding as of October 31, 2015, as reported by the Issuer on Form 10-Q, filed with the SEC on November 10, 2015, and including 2,648,351 shares issuable upon exercise of the warrants.

(i)	Drawbridge Special Opportunities Fund LP
(a)	Amount beneficially owned: 2,648,351*
(b)	Percent of class: 5.0%
(c)(i)	Sole power to vote or direct the vote: 0
(c)(ii)	Shared power to vote or direct the vote: 2,648,351*
(c)(iii)	Sole power to dispose or direct the disposition: 0
(c)(iv)	Shared power to dispose or direct the disposition: 2,648,351*

(ii)	Drawbridge Special Opportunities GP LLC
(a)	Amount beneficially owned: 2,648,351*
(b)	Percent of class: 5.0%
(c)(i)	Sole power to vote or direct the vote: 0
(c)(ii)	Shared power to vote or direct the vote: 2,648,351*
(c)(iii)	Sole power to dispose or direct the disposition: 0
(c)(iv)	Shared power to dispose or direct the disposition: 2,648,351*

(iii)	Fortress Principal Investment Holdings IV LLC
(a)	Amount beneficially owned: 2,648,351*
(b)	Percent of class: 5.0%
(c)(i)	Sole power to vote or direct the vote: 0
(c)(ii)	Shared power to vote or direct the vote: 2,648,351*
(c)(iii)	Sole power to dispose or direct the disposition: 0
(c)(iv)	Shared power to dispose or direct the disposition: 2,648,351*

(iv)	Drawbridge Special Opportunities Advisors LLC
(a)	Amount beneficially owned: 2,648,351*
(b)	Percent of class: 5.0%
(c)(i)	Sole power to vote or direct the vote: 0
(c)(ii)	Shared power to vote or direct the vote: 2,648,351*
(c)(iii)	Sole power to dispose or direct the disposition: 0
(c)(iv)	Shared power to dispose or direct the disposition: 2,648,351*

(v)	FIG LLC
(a)	Amount beneficially owned: 2,648,351*
(b)	Percent of class: 5.0%
(c)(i)	Sole power to vote or direct the vote: 0
(c)(ii)	Shared power to vote or direct the vote: 2,648,351*
(c)(iii)	Sole power to dispose or direct the disposition: 0
(c)(iv)	Shared power to dispose or direct the disposition: 2,648,351*

(vi)	Fortress Operating Entity I LP
(a)	Amount beneficially owned: 2,648,351*
(b)	Percent of class: 5.0%
(c)(i)	Sole power to vote or direct the vote: 0
(c)(ii)	Shared power to vote or direct the vote: 2,648,351*
(c)(iii)	Sole power to dispose or direct the disposition: 0
(c)(iv)	Shared power to dispose or direct the disposition: 2,648,351*

(vii)	FIG Corp.
(a)	Amount beneficially owned: 2,648,351*
(b)	Percent of class: 5.0%
(c)(i)	Sole power to vote or direct the vote: 0
(c)(ii)	Shared power to vote or direct the vote: 2,648,351*
(c)(iii)	Sole power to dispose or direct the disposition: 0
(c)(iv)	Shared power to dispose or direct the disposition: 2,648,351*

(viii)	Fortress Investment Group LLC
(a)	Amount beneficially owned: 2,648,351*
(b)	Percent of class: 5.0%
(c)(i)	Sole power to vote or direct the vote: 0
(c)(ii)	Shared power to vote or direct the vote: 2,648,351*
(c)(iii)	Sole power to dispose or direct the disposition: 0
(c)(iv)	Shared power to dispose or direct the disposition: 2,648,351*

*
Aggregate number of shares of the Issuer issuable upon the exercise of warrants issued to Drawbridge Special Opportunities Fund LP.  Such warrants are subject to certain restrictions on exercisability.  Out of an abundance of caution, this statement is being filed to report beneficial ownership of all of the shares issuable upon exercise of the warrants regardless of whether such restrictions may limit the number of shares that would be considered to be beneficially owned.

Item 5.	Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting persons have ceased to be the beneficial owner of more than five percent of the class of securities, check the following          ☑

Item 6.	Ownership of More than Five Percent on Behalf of Another Person

Not applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person

Not applicable.

Item 8.	Identification and Classification of Members of the Group

Not applicable.

Item 9.	Notice of Dissolution of Group

Not applicable.

Item 10.	Certification

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 12, 2016

DRAWBRIDGE SPECIAL OPPORTUNITIES FUND LP

By:	Drawbridge Special Opportunities GP LLC, its general partner
By:	/s/ Constantine M. Dakolias
Name:	Constantine M. Dakolias
Title:	President

DRAWBRIDGE SPECIAL OPPORTUNITIES GP LLC

By:	/s/ Constantine M. Dakolias
Name:	Constantine M. Dakolias
Title:	President

FORTRESS PRINCIPAL INVESTMENT HOLDINGS IV LLC

By:	/s/ David N. Brooks
Name:	David N. Brooks
Title:	Secretary

DRAWBRIDGE SPECIAL OPPORTUNITIES ADVISORS LLC

By:	/s/ Constantine M. Dakolias
Name:	Constantine M. Dakolias
Title:	President

FIG LLC

By:	/s/ David N. Brooks
Name:	David N. Brooks
Title:	Secretary

FORTRESS OPERATING ENTITY I LP

By:	FIG Corp., its sole general partner
By:	/s/ David N. Brooks
Name:	David N. Brooks
Title:	Secretary

FIG CORP.

By:	/s/ David N. Brooks
Name:	David N. Brooks
Title:	Secretary

FORTRESS INVESTMENT GROUP LLC

By:	/s/ David N. Brooks
Name:	David N. Brooks
Title:	Secretary